NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

 FOR IMMEDIATE RELEASE

The Laclede Group Reports Strong Third Quarter Earnings and Declares Dividend

ST. LOUIS, August 1, 2008 – The Laclede Group, Inc. released earnings for the third quarter of its fiscal year today and declared a quarterly dividend of 37 ½ cents per share on its common stock, payable October 1, 2008, to shareholders of record on September 11, 2008.
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Increased income from continuing operations.  Laclede Group’s continuing operations, which consist of all of its subsidiaries except for SM&P Utility Resources, Inc. (SM&P), the underground facility locating and marking company that Laclede Group sold on March 31, 2008, increased their diluted earnings per share to $.41 for the quarter ended June 30, 2008, compared to $.22 for the same quarter last year.  These increased earnings, which reflect a $4.3 million increase in income, nearly offset the $4.5 million of seasonal income, and $.21 per share of diluted earnings, that SM&P had contributed to the discontinued operations earnings for the quarter ended June 30, 2007.

Consolidated net income (including discontinued operations of SM&P) for the quarter ended June 30, 2008, was $9.3 million, the same as the third quarter of fiscal 2007.  Diluted earnings for the quarter were $.42 per share, slightly below the $.43 per share for the third quarter of fiscal 2007, as a result of an increase in the number of shares outstanding year-over-year.

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Laclede Gas achieved significantly improved results. Quarterly earnings reported by Laclede Group’s core subsidiary, Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $5.5 million, an increase of $4.7 million over the same quarter last year.  Laclede Gas contributed $.26 per share to consolidated earnings per share for the quarter ended June 30, 2008, compared to $.04 for the same quarter last year.  The improved results reflect the general rate increase and the interim benefits of rate design changes that became effective August 1, 2007.  The results were negatively impacted by higher operating and bad debt expenses and a change in the sharing mechanism for off-system sales and capacity release revenues.

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Laclede Energy Resources, Inc. (LER) continued steady earnings growth.  LER, Laclede Group’s non-regulated natural gas commodity service provider, reported earnings totaling $4.3 million for the quarter, which were $0.4 million more than the same period last year.  LER contributed $.20 per share to consolidated earnings per share for the quarter ended June 30, 2008, compared to $.18 per share for the same quarter last year.  These results represent the third consecutive quarter of year-over-year increases in earnings for LER.  The additional earnings were primarily due to increased margins and higher sales volumes on sales of natural gas during the quarter.

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Laclede Group’s diluted earnings per share increased to $3.76 during the first three quarters of fiscal 2008, compared with $2.29 during the same period in fiscal 2007. Laclede Group’s consolidated net income for the nine-month period ended June 30, 2008, was $81.5 million, compared to $49.2 million for the same period last year.  Diluted earnings per share, which increased to $3.76 from $2.29, were bolstered this fiscal year by the one-time gain realized on the sale of SM&P, which contributed $1.20 to diluted earnings per share and improved results from continuing operations.

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Income from Laclede Group’s continuing operations demonstrated solid year-over-year growth during the first three quarters of fiscal 2008. Consolidated income from Laclede Group’s continuing operations was $60.7 million for the nine-month period ended June 30, 2008, compared to $48.2 million for the same period last year.  Diluted earnings per share from continuing operations were $2.80 for the period compared to $2.24 per share for the same period last year.  Increases in net income were reported by both Laclede Gas and LER, primarily due to the same factors as discussed above and the benefit of a reversal in tax-related expenses.

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Income from discontinued operations was $20.8 million during the first three quarters of fiscal 2008.  Income from discontinued operations for the nine-month period ended June 30, 2008, was $20.8 million.  This amount includes the net effect of an after-tax net gain of approximately $26 million on the sale of SM&P, as well as SM&P’s seasonal operating loss through the March 31, 2008 sale date.  Income from discontinued operations was $1.0 million for the first three quarters last year reflecting SM&P’s operating profits for the period.  Diluted earnings per share from discontinued operations, including the net gain from the sale, were $.96 this year compared to $.05 per share for the same period last year.

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Laclede Gas declared quarterly preferred stock dividends.  Laclede Gas Company declared a quarterly dividend of 31 ¼ cents per share on Preferred Stock, Series B, and a quarterly dividend of 28 ½ cents per share on Preferred Stock, Series C, payable September 30, 2008, to shareholders of record September 11, 2008.

For further details concerning The Laclede Group’s fiscal 2008 third quarter results, see the accompanying unaudited Statements of Consolidated Income.
The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its primary subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 632,000 residential, commercial and industrial customers in the city of St. Louis and ten other counties in Eastern Missouri.  Its primary non-regulated business is Laclede Energy Resources, Inc., a natural gas commodity service provider located in St. Louis Missouri, which is included in the Non-Regulated Gas Marketing segment.  Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.
For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

OPERATING REVENUES
Regulated Gas Distribution	$189,598	$185,696	$1,017,579	$1,027,777
Non-Regulated Gas Marketing	314,646	218,771	735,831	548,088
Other	1,244	1,753	3,774	4,187
Total Operating Revenues	505,488	406,220	1,757,184	1,580,052
OPERATING EXPENSES
Regulated
Natural and propane gas	112,896	121,490	713,263	746,589
Other operation expenses	34,285	29,283	108,487	99,779
Maintenance	6,543	5,830	18,592	17,488
Depreciation and amortization	8,819	8,565	26,295	25,630
Taxes, other than income taxes	14,549	13,360	60,485	60,467
Total Regulated Operating Expenses	177,092	178,528	927,122	949,953
Non-Regulated Gas Marketing	308,035	212,948	714,928	531,497
Other	1,102	1,589	3,815	4,398
Total Operating Expenses	486,229	393,065	1,645,865	1,485,848
Operating Income	19,259	13,155	111,319	94,204
Other Income and (Income Deductions) - Net	(836)	1,027	2,889	5,403
Interest Charges:
Interest on long-term debt	4,876	5,626	14,877	16,877
Interest on long-term debt to unconsolidated affiliate trust	347	69	486	208
Other interest charges	1,189	1,826	7,408	8,199
Total Interest Charges	6,412	7,521	22,771	25,284
Income from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	12,011	6,661	91,437	74,323
Income Tax Expense	2,902	1,888	30,713	26,110
Dividends on Laclede Gas Redeemable Preferred Stock	8	10	27	33
Income from Continuing Operations	9,101	4,763	60,697	48,180
Income from Discontinued Operations, Net of Income Tax	158	4,499	20,819	988
Net Income	$9,259	$9,262	$81,516	$49,168

Average Number of Common Shares Outstanding	21,701	21,478	21,614	21,434
Basic Earnings Per Share of Common Stock:
Income from Continuing Operations	$0.42	$0.22	$2.81	$2.24
Income from Discontinued Operations	0.01	0.21	0.96	0.05
Net Income	$0.43	$0.43	$3.77	$2.29

Diluted Earnings Per Share of Common Stock:
Income from Continuing Operations	$0.41	$0.22	$2.80	$2.24
Income from Discontinued Operations	0.01	0.21	0.96	0.05
Net Income	$0.42	$0.43	$3.76	$2.29

Certain prior-period amounts have been reclassified to conform to current-year presentation.